(m)(7)

SECOND AMENDED AND RESTATED SHAREHOLDER SERVICING PLAN

OF

VOYA PARTNERS, INC.

SERVICE 2 CLASS SHARES

Section 1.  Upon the recommendation of the Fund’s, the distributor (the “Distributor”) of shares of the Service 2 Class Common Stock of each series of shares of Voya Partners, Inc., par value $.001 per share (the “Service 2 Class Shares”), any officer of Voya Partners, Inc. (the “Fund”) is authorized to execute and deliver, in the name and on behalf of the Fund, written agreements, in substantially the form attached hereto or in any other form duly approved by the Fund’s Board of Directors (“Servicing Agreements”), with Service Organizations.  Such Servicing Agreements shall require the Service Organizations to provide certain support services on behalf of the Fund as set forth therein to their clients who beneficially own Service 2 Class Shares in consideration of a fee, computed daily and paid monthly in the manner set forth in the Servicing Agreements, at the annual rate not to exceed .25% of the average daily net asset value of Service Class Shares held by the Service Organizations on behalf of their clients.  All expenses incurred by the Fund in connection with the Servicing Agreements and the implementation of this Second Amended and Restated Shareholder Servicing Plan (“Plan”) shall be borne entirely by the holders of Service 2 Class Shares.

Section 2.  The Distributor shall monitor the arrangements pertaining to the Fund’s Servicing Agreements with Service Organizations in accordance with the terms of the Distributor’s distribution agreement with the Fund pertaining to Service 2 Class Shares.  The Distributor shall not, however, be obligated by this Plan to recommend, and the Fund shall not be obligated to execute, any Servicing Agreement with any Service Organization.

Section 3.  So long as this Plan is in effect, the Distributor shall provide to the Fund’s Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

Section 4.  This Plan shall become effective upon the approval of the Plan (and the form of Servicing Agreement) by a majority of the Fund’s Directors who are not “interested persons” as defined in the Investment Company Act of 1940 (the “Act”) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any Servicing Agreements or other agreements related to this Plan (the “Disinterested Directors”), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan (and form of Servicing Agreement.)

Section 5.  Unless sooner terminated, this Plan shall continue for one year from the date of its approval as provided above, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually in the manner set forth in Section 4.

Section 6.  This Plan may be amended at any time by the Fund’s Board of Directors, provided that any material amendments of the terms of this Plan shall become effective only upon the approvals set forth in Section 4.

Section 7.  This Plan is terminable at any time by vote of a majority of the Disinterested Directors.

Section 8.  While this Plan is in effect, the selection and nomination of those Directors who are not “interested persons” (as defined in the Act) of the Fund shall be committed to the discretion of such Directors who are not “interested persons” (as defined in the Act) of the Fund.

Section 9.  In providing services under this Plan, the Distributor will comply with all applicable state and federal laws and the rules and regulations of authorized regulatory agencies.

Section 10.  The provisions of this Plan are severable as to each Fund, and any action to be taken with respect to this Plan shall be taken separately for each Fund affected by the matter.

Section 11.  The Fund has adopted this Plan as of September 12, 2014.

Approved: September 12, 2014

SCHEDULE A

with respect to

VOYA PARTNERS, INC.

SECOND AMENDED AND RESTATED SHAREHOLDER SERVICING PLAN

SERVICE 2 CLASS

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Date last updated: September 12, 2014